EXHIBIT 99.1

NextMart Reports Fiscal 2007 Financial Results and
Releases Profit Guidance for Fiscal 2008

BEIJING, July 16 /PRNewswire-FirstCall/ — NextMart, Inc. (OTC Bulletin Board: NXMR.OB), a Chinese Internet-based business media and on-line merchant company, today reported its fiscal 2007 financial results.

For the fiscal year ended March 31, 2007, NextMart reported gross revenue of $20.4 million for the 12-month period as compared with $4,261 million for the fiscal year ended March 31, 2006 (which consisted of only 6 months due to the Company’s change in fiscal year end). Gross revenue in fiscal 2007 was generated from two business segments, Transactional Services and Marketing and Information Services, which represent 77.8% and 22.2% respectively of total revenues. The Company’s profit was $6.1 million before corporate restructuring, discontinued operations in the beverage sector and certain asset impairments. After operating costs, non-recurring gains and losses, and expenses related to these events, the Company reported a net loss of $31.4 million or $0.31 per outstanding share. For more detailed information on the Company’s results of operations, please refer to the Company’s Form 10-KSB filing for the period ended March 31, 2007 which can be found at www.sec.gov.

Dr. Bruno Wu, Chairman and Chief Executive Officer of NextMart, Inc. commented, ‘Although we experienced a loss in fiscal 2007 particularly due to the discontinuation of our former beverage business and the impairment of certain assets, we had a productive year in building revenues and laying the foundation of our core business in women’s fashion and apparel. We believe we are better positioned to realize our goal of building China’s largest shopping community for online wholesale distribution and retail shopping in the women’s fashion and apparel sector. Over the last two quarters we have successfully reorganized our business divisions and supporting assets, and adopted a lightweight, high-powered operating corporate structure. We have centered our operations around William’s Brand Administer Co. Ltd (‘William’s Brand’) our key subsidiary in Shanghai, and devised a strong growth strategy to build revenues in the business-to-consumer space in fiscal 2008.

Recent Highlights:

—           Entered into a strategic partnership with Her Village Media to gain direct marketing and sales space in all of Her Village’s media properties, with a reach of 40 million person/hits per month.

—           Established two joint ventures with Her Village Media: (1) NextMart Online Catalogues for online retail shopping and (2) 21 Brands, our first private label apparel company.

—           Advanced our corporate and operational restructuring, resulting in the repurchase and cancellation of 28.5 million Company shares, significant reduction of corporate overhead and rationalization of our supporting assets.

—           Centered our operations around William’s Brand Administer Co., Ltd, our core apparel business in Shanghai.

—           Launched plans to relocate our headquarters from Beijing to Shanghai to consolidate all operations with William’s Brand.

Going forward the Company plans to streamline all business development efforts of the women’s apparel business into two key areas: (1) Creating organic growth in its existing wholesale distribution/business-to-business (‘B2B’) operations and (2) Creating new growth within the retail shopping/business-to-consumer (‘B2C’) sector by building out the company’s online and offline sales and marketing channels. The Company is currently exploring strategic partnerships and acquisitions with offline direct mail-order catalogue companies and retail chains in Mainland China.

In accordance with these enhanced business plans, management has issued profit guidance for the fiscal year ending March 31, 2008 to be in the range of $4 million to $6 million.

As part of its plans to consolidate operations in Shanghai, the Company has also announced new management changes. Over the next month, Mr. Ren Huiliang, currently CEO of William Brand Administer Co. Ltd, will replace Dr. Bruno Wu as CEO of the Company. Dr. Wu will remain with the Company as Executive Chairman of the Board. Second, Mr. Jeffery Li, the Company’s Chief Financial Officer will transition into a financial advisory role at the Company. A replacement for the Chief Financial Officer position will be announced at a later date.

Conference Call

NextMart Inc. management will hold a conference call on July 20, 2007 at 9:00 a.m. EDT to discuss financial results. Listeners may access the call by dialing 1-888-802-8571 or 1-973-582-2794 for international callers. A replay of the call will be available after 1:00 p.m. ET through July 27, 2007. Listeners may access the replay by dialing 1-877-519-4471 or 1-973-341-3080 for international callers. The replay pass code is 9030775.

About NextMart, Inc.

NextMart is an on-line trade media and merchant company that builds direct-buyer communities and services them with digital media offerings, on-line exhibitions and customer loyalty programs. NextMart also builds e-enabled distribution systems, transaction platforms and business communities in fast growing Chinese vertical markets, connecting buyers and sellers with a suite of turnkey digital media, e-commerce, and information management solutions. Companies leverage NextMart’s web-based business media communities to access vital industrial intelligence and forge trading relationships with suppliers and buyers that promote cost efficiencies and increased distribution reach. Learn more at http://corporate.nextmart.net.

This press release includes statements that may constitute ‘forward-looking’ statements, usually containing the word ‘believe,’ ‘estimate,’ ‘project,’ ‘expect,’ ‘plan,’ ‘anticipate’ or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of NextMart’s product and services in the marketplace, competitive factors and changes in regulatory environments. These and other risks relating to NextMart’s business are set forth in NextMart’s Annual Report on Form 10-KSB for the period ended March 31, 2007 filed with the Securities and Exchange Commission on July 16, 2007, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward-looking statements, NextMart disclaims any obligation to update these statements for revisions or changes after the date of this release.